AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated this 16th day of January, 2020, and effective as of the 1st day of January, 2020 (the “Effective Date”), between Sinclair Television Group, Inc., a Maryland corporation ("STG" or “Company”), and Rob Weisbord ("Employee").

    R E C I T A L S

A.Sinclair Broadcast Group, Inc. (“SBG”), through its direct and indirect wholly-owned subsidiaries, including but not limited to STG, owns or operates television broadcast stations and invests in and/or manages some industry related and non-industry related businesses.

B.Employee has been employed by STG, pursuant to one or more employment agreements (the “Prior Employment Agreement(s)”) and is currently serving as its Chief Revenue Officer.

        C.    The parties hereto desire to amend and restate any and all understandings and agreements between them that precede the Effective Date and relate in any manner to the terms and conditions of Employee’s employment, including without limitation, the Employment Agreement effective July 14, 1997, as amended July 27, 2011, which shall be superseded and replaced by this Agreement.

    NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

    1.    Duties.

        1.1.    Duties Upon Employment.    Upon the terms and subject to the other provisions of this Agreement, effective as of the Effective Date, Employee will be promoted to become employed by the Company as its President, Local News and Marketing Services. In such capacity, Employee will:

(a)report to the President and/or CEO of SBG or STG (the “SBG CEO”);

            (b)    have such responsibilities and perform such duties as may from time to time be established by the SBG CEO.

        1.2.    Full-Time Employment.    The Employee agrees to devote Employee's full working time, attention, and best efforts exclusively to the business of the Company and its direct and indirect subsidiaries.

        1.3.    Location.    During the Employment Term, Employee’s services under this Agreement shall be performed principally in the Baltimore, Maryland area. The parties acknowledge and agree that the nature of Employee’s duties hereunder shall, in any event, require reasonable travel from time to time or as reasonably directed by the SBG CEO.

        1.4    Works Made For Hire. Employee agrees and acknowledges that Company (or its designee) is the sole and exclusive owner of the rights to the results, fruit, proceeds and work product in connection with Employee’s employment, this Agreement, or any employment agreement with Company, including, but not limited to, all drawings, plans, original works of authorship, ideas, projects, scripts, artwork, software programs, applications, strategies, lay-outs, story boards, slogans, designs, reports and other documents, whether or not protected or capable of protection under the law of copyrights, trademarks, patents or trade secrets (collectively, “Work Product”). The Work Product shall upon creation become the property of Company, and all evidence thereof shall, without any compensation to Employee, become the property of Company. All of the Work Product constitutes “work made for hire” as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (U.S.C. 17 §101), as amended, such that all copyrights in such Work Product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of Company (or its designee). If for any reason any or all of the Work Product does not qualify as "work made for hire," Employee is deemed to have hereby irrevocably, sold, assigned and transferred to Company all right, title and interest in and to the copyright(s) in such Work Product. Recipient agrees that it will require any third party whom Employee retains to assist with or contribute to the Work Product to acknowledge in writing that Company has all rights, title and interest in the Work Product; and in the event it is determined that such third party has rights to the Work Product, said party will transfer such rights to Company without charge. Should Company desire to apply for or secure any copyright, trademark or trade name registration(s) or patent(s) on or related to any part(s) or all of the Work Product, Employee will assist in securing such protection without any further compensation to Employee.

    2.    Term.

        2.1.    Term.    The term of Employee's employment under this Agreement (the "Employment Term") shall begin on the Effective Date and continue until employment is terminated in accordance with Section 4 of this Agreement.

        2.2.    At Will Employment. Notwithstanding anything else in this Agreement to the contrary, including, without limitation, the provisions of Section 2.1, Section 3, or Section 4 of this Agreement, the employment of Employee is not for a specified period of time, and Company or Employee may terminate the employment of Employee with or without Cause (as defined in Section 4.1(c) of this Agreement) at any time for any reason. There is not as of the Effective Date, nor will there be in the future, unless by a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

    3.    Compensation and Benefits.

        3.1.    Compensation.    Employee’s annual base salary shall be One Million One Hundred Thousand Dollars ($1,100,000) (“Base Salary”). During each subsequent year of employment, Employee’s Base Salary shall be determined by SBG management, in its absolute and complete discretion. In addition, the Employee will be eligible to certain Incentive Compensation as further described in Section 3.2 of this Agreement.

        3.2.    Incentive Compensation

(a)Cash Bonuses. Employee will be eligible for (i) quarterly cash bonus compensation in the amount of up to One Hundred Twenty Five Thousand Dollars ($125,000) which may be based on quarterly revenue, cash flow targets, and/or other bonus criteria as further detailed in a separate “Deal Sheet” to be provided to Employee in writing, and subject to change each subsequent year by SBG management, in its absolute and complete discretion (the “Quarterly Bonus”), and (ii) an exceeds cash bonus in the amount of up to Two Hundred Thousand Dollars ($200,000), as determined by the SBG management and which may be based on bonus criteria described in a separate “Deal Sheet” (the “Exceeds Bonus”, and together with the Quarterly Bonus, collectively, the “Bonus”). Any such Bonus shall be determined and payable after SBG management has had the opportunity to review any financial, ratings, and/or other information that it determines is necessary, appropriate, or relevant for or to such determination; provided, however, that to ensure compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code, any such Bonus shall in no event be paid any later than the fifteenth (15th) day of the third (3rd) calendar month following the later of the end of Employee's taxable year or the end of SBG’s taxable year in which a legally binding right to the Bonus arises. Except for the Bonus payment deadline expressed above, any changes to the Base Salary and/or Bonus may be made without in any manner altering the terms of this Agreement.

(b)Grants.

(i)Subject to a final review and approval of any adjustments downward, but not upward, thereto by SBG's Compensation Committee (the "Comp Committee"), and provided that (x) Employee's employment has not terminated under Section 4.l(a) of this Agreement; and (y) all conditions of the SBG Executive Performance Formula and Incentive Plan (the "EPFI") (a copy of which is attached to this Agreement as Exhibit A) have been met and permit same, SBG will pay to Employee for fiscal year 2020 a performance bonus in accordance with such EPFI in the form of stock settled stock appreciation rights ("SARS") in respect of two hundred thousand (200,000) shares (each a "SARS Grant"). For fiscal year 2020, the SARS Grant shall be subject to approval by the Comp Committee, with 4-year pro rata annual vesting, and the SARS Grant shall be subject to approval by the Comp Committee and determined in a manner consistent with SBG's previous annual proxy statement disclosures.

                (ii)    In addition to any Bonus or SARS grant performance bonus paid to the Employee under Sections 3.2(a) and 3.2 (b)(i) above or as may be otherwise provided for under this Agreement, and provided that (x) Employee's employment has not terminated under Section 4.1(a) of this Agreement as of the date of any payment under this Section 3.2 (b)(ii), and (y) the 1996 SBG Long Term Incentive Plan (the "LTIP") (a copy of the LTIP and all amendments thereto are attached to this Agreement as Exhibit B) have been met, SBG may, during each year of the Employment Term (beginning on January 1, 2020 and for each year thereafter during the Employment Term) and subject to a final determination and approval thereof by the Comp Committee, make a grant to Employee under the LTIP, (each a "LTIP Grant"), with the first LTIP Grant, if any, being made for fiscal year 2019 (and with each successive LTIP Grant, if any, occurring for the then applicable and successive fiscal year).

            (iii)    Terms. Each SARS Grant and LTIP Grant (sometimes referred to in this Agreement collectively as the "Section 3.2 (b) SBG Grants") shall be granted pursuant to the terms of a written award agreement between SBG and Employee, which award agreement shall be issued pursuant to either the (i) EPFI; (ii) LTIP; and/or (iii) any successor plan(s) to either the EPFI or LTIP (all such plans are sometimes collectively referred to in this Agreement, as the "Incentive Plans"). All Section 3.2 Grants made under this Agreement shall consist of restrictions which shall be as determined by the Comp Committee at the time of issuance and shall, at all times, be consistent with similar grants applicable to the other grants issued to others at the Company at the time the Employee is issued his grants. It is intended that all SARS Grant and LTIP Grants made under this Agreement shall be awarded pursuant to the terms of an Employee's award agreement, which may contain other terms and conditions which are not inconsistent with the provisions of this Section 3.2 (b) and the Incentive Plans; and that such other terms and conditions shall not impair, diminish or limit in any way the rights of Employee from those contemplated by this Section 3.2 (b) or impose any conditions on Employee's right to receive and retain the value provided by, any such each LTIP Grant and/or any such SARS Grant.

    3.3    Relocation.    The Company agrees to provide Employee relocation benefits services from the Las Vegas, Nevada area to the Baltimore, Maryland area through its vendor, Urban Bound, which shall include (i) core relocation services (temporary housing for up to 8 months, shipment of two vehicles, storage fees, house hunting trips) , (ii) the relocation of household goods up to 20,000lbs, and (iii) a flex allowance in the amount of Five Thousand Dollars ($5,000) for incidentals. Employee agrees to complete the relocation to the Baltimore area within six (6) months.

        3.4.    Vacation.    During each Employment Year, Employee shall be entitled to paid vacation leave in accordance with such policies from time to time in effect and in accordance with the Company’s Employee Handbook, plus one (1) additional week.

        3.5.    Health Insurance and Other Benefits.    During the Employment Term, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by SBG for its subsidiaries’ employees generally, and Employee shall be eligible to participate in other employee benefits plans, including tuition reimbursement, that may from time to time be provided by SBG for its subsidiaries’ employees generally.

        3.6.    Tax Issues.    To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to Employee, and Employee will keep such records regarding uses of these benefits as the Company reasonably requires and will furnish the Company all such information as may be reasonably requested by it with respect to such benefits.

        3.7.    Expenses.    The Company will pay or reimburse Employee from time to time for all expenses incurred by Employee during the Employment Term on behalf of the Company in accordance with the Company’s established expense reimbursement policies, provided, that (a) such expenses must be reasonable business expenses, and (b) Employee supplies to the Company itemized accounts or receipts in accordance with the Company’s procedures and policies with respect to reimbursement of expenses in effect from time to time. To ensure compliance with section 409A of the Internal Revenue Code, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible expense will be made as soon as practicable following the time when Employee has satisfied his entitlement to reimbursement, but no later than the last day of the calendar year following the year in which the expense is incurred; (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (iv) in no event may Employee, directly or indirectly, designate the calendar year of any payment.

    4.    Employment Termination.

        4.1.    Termination Events.

            (a)    The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement that are continuing and will survive the end of the Employment Term, as specified in Section 9.10 of this Agreement) on the earliest to occur of the following events (each a "Termination Date"):

                (1)    the death of Employee;

                (2)    the termination of Employee’s employment as a result of Employee’s Disability (as defined in Section 4.1(b) of this Agreement) of Employee;

                (3)    the termination of Employee's employment by Employee without Good Reason (as defined in Section 4.1(d) of this Agreement);

                (4)    the termination of Employee's employment by the Company for Cause (as defined in Section 4.1(c) of this Agreement);

                (5)    the termination of Employee's employment by the Company without Cause;

                (6)    the termination of Employee’s employment by Employee for Good Reason within three (3) months of the inception of the event giving rise to the Good Reason; provided, however, the Employee has first given the Employer written notice of the Good Reason within ten (10) business days of its occurrence and thirty (30) days following such notice to correct it; or

                (7)    the termination of Employee’s employment by the Company within twelve (12) months of Change in Control (as defined in Section 8.1 of this Agreement).

            (b)    For the purposes of this Agreement, "Disability" means Employee's inability, whether mental or physical, to perform the normal duties of Employee's position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day. If the Company and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by the Company and designated by the Company, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.

            (c)    For the purposes of this Agreement, "Cause" means any of the following: (i) the wrongful appropriation for Employee's own use or benefit of property or money entrusted to Employee by SBG or its direct or indirect subsidiaries, (ii) the conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a Maryland court) of a crime involving moral turpitude, (iii) Employee's continued willful disregard of Employee's duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Employee's continued violation of Company policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any willful misconduct or gross negligence by Employee which is reasonably likely (in the opinion of SBG’s FCC counsel) to actually jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by the Company, or programmed, directly or indirectly, by the Company; or (vi) the continued insubordination of Employee and/or Employee’s repeated failure to follow the reasonable directives of the SBG CEO after written notice of such insubordination or the failure to follow such reasonable directives. Upon a termination for Cause, all of Employee’s duties as described in Section 1 of this Agreement shall terminate.

            (d)    For purposes of this Agreement, “Good Reason” means any of the following: (i) the relocation of Employee’s principal place of employment more than fifty (50) miles from the Baltimore, Maryland metropolitan area, or (ii) a material reduction in the duties of Employee or a material change in Employee’s working conditions.

            (e)    For purposes of this Agreement, the “termination of Employee’s employment” (and like terms used herein) means Employee’s “separation from service” within the meaning of section 409A of the Internal Revenue Code, treating as a separation from service an anticipated permanent reduction in the level of bona fide services to be performed by Employee for the Company to twenty percent (20%) or less of the average level of bona fide services performed by Employee for the Company over the immediately preceding thirty-six (36) month period (or the full period during which Employee performed services for SBG, if that is less than thirty-six (36) months). All members of SBG’s controlled group (as defined for purposes of section 409A of the Internal Revenue Code), shall be treated as a single employer for purposes of determining whether there has occurred a separation from service.

        4.2.    Termination Payments.

(a)If Employee's employment is terminated pursuant to Section 4.1(a)(1) (i.e., upon his death), the Company shall pay to the person or persons designated by Employee pursuant to Section 9.19 (or, if no such written designation has been made, Employee's estate), all of the following:

1.within thirty (30) days after the Termination Date, the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement up to and including the Termination Date; and

2.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by SBG and consistent with Section 3.4 of this Agreement); and

3.benefits, if any, applicable to Employee in a separate Restricted Stock Award Agreement, upon the terms and conditions set forth therein.

(b)If Employee's employment is terminated pursuant to Section 4.1(a)(2) of this Agreement (i.e., upon his Disability), the Company shall, subject to Section 9.14 of this Agreement (i.e., if Employee is a “specified employee”), pay all of the following:

1. within thirty (30) days after the Termination Date, the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with the Company’s established policies and consistent with Section 3.4 of this Agreement); and

3.benefits, if any, applicable to Employee in a separate Restricted Stock Award Agreement, upon the terms and conditions set forth therein.

(c)If Employee's employment is terminated pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason), the Company shall, subject to Section 9.14 of this Agreement (i.e., if Employee is a “specified employee”), pay to the Employee the following:

1.within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date; and

2.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with the Company’s established policies and consistent with Section 3.4 of this Agreement).

(d)If Employee's employment is terminated pursuant to Section 4.1(a)(4) of this Agreement (i.e., by Company for Cause), the Company shall pay to Employee within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date.

(e)If Employee's employment is terminated pursuant to Section 4.1(a)(5) of this Agreement (i.e., by Company without Cause) or pursuant to Section 4.1(a)(6) of this Agreement (i.e., by Employee for Good Reason), or pursuant to Section 4.1 (a)(7) of this Agreement (i.e., by Company due to Change in Control), the Company shall, subject to Section 9.14 of this Agreement (i.e., if Employee is a “specified employee”), pay Employee all of the following:

1.within thirty (30) days after the Termination Date, the Base Salary due Employee up to and including the Termination Date; and, within thirty (30) days after the Termination Date, the Company shall pay Employee a lump-sum severance in the amount equal to twelve (12) months of Employee’s then current Base Salary; (the “Severance Payment”); provided however, the Company’s obligation to make the Severance Payment shall be conditioned upon Employee’s execution and delivery to Company of a general release by Employee of all claims against Company and its subsidiaries in form and substance reasonably acceptable to Company and consistent with the terms hereof;

2.within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with the Company’s established policies and consistent with Section 3.4 of this Agreement); and

3.benefits, if any, applicable to Employee in the SBG Restricted Stock Award Agreement, upon the terms and conditions set forth therein.

    5.    Confidentiality and Non-Competition.

        5.1.    Confidential Information.

            (a)    During Employee’s employment hereunder (and at all times thereafter), Employee shall:

                (1)    keep all "Confidential Information" (as defined in Section 5.1(b) of this Agreement) in trust for the use and benefit of (i) SBG and STG and each of their direct and indirect subsidiaries, and (ii) all broadcast stations owned, operated, or programmed directly or indirectly by SBG or its direct or indirect subsidiaries (collectively, the SBG Entities");

                (2)    not, except as (i) required by Employee's duties under this Agreement, (ii) authorized by SBG’s General Counsel; or (iii) required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to SBG’s General Counsel of such requirement), at any time during or after the termination of Employee's employment with the Company, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information;

                (3)    take all reasonable steps necessary, or reasonably requested by any of the SBG Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the SBG Entities; and

                (4)    upon termination of Employee's employment or at any other time any of the SBG Entities in writing so request, promptly deliver to such SBG Entity all materials constituting Confidential Information relating to such SBG Entity (including all copies) that are in Employee's possession or under Employee's control. If requested by any of the SBG Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

            (b)    For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to any of the SBG Entities that is not generally available to the public. Confidential Information includes all information developed by or for any of the SBG Entities (by the Employee or otherwise) concerning marketing used by any of the SBG Entities, suppliers, or customers (including advertisers) with which any of the SBG Entities has dealt prior to the Termination Date, plans for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the SBG Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

        5.2.    Non-Competition/Non-Hire/Non-Solicitation.

            (a)    Employee shall not, for a period of twelve (12) months after termination of employment for any reason, directly or indirectly, participate in any activity involved in the ownership, or operation of (i) any local, regional or national digital advertising or internet based service involving video streaming or news gathering, or (ii) any television broadcast station, any subscription broadcast service, cable television system operator, cable interconnect, cable television channel or similar enterprise within any Designated Market Area (as defined in Section 5.2 (f) of this Agreement) in which any of the SBG Entities owns, operates, programs, or supplies substantially all of the program services, including network programming, to a broadcast station immediately prior to such termination. As used herein, "participate" means lending one's name to, acting as a consultant or adviser for, being employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant, or otherwise.

            (b)    While employed by the Company or any of the SBG Entities, and for twelve (12) months thereafter (regardless of the reason why Employee's employment is terminated), Employee will not directly or indirectly:

                (1)    hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the SBG Entities or any person who was an employee of any of the SBG Entities within the prior twelve (12) month period; or

                (2)    solicit, in competition with any of the SBG Entities, the business of any customer of any of the SBG Entities or any entity whose business any of the SBG Entities solicited during the twelve (12) months period prior to Employee's termination.

            (c)    Notwithstanding anything else contained in this Section 5.2, (i) Employee may at any time own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation.

            (d)    In the event that (i) SBG or STG places all or substantially all of its television broadcast stations up for sale within twelve (12) months after termination of Employee's employment hereunder, or (ii) Employee's employment is terminated in connection with the disposition of all or substantially all of such television broadcast stations (whether by sale of assets, equity, or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee's agreement to be bound by, the terms and conditions of any non-competition provisions contained in the purchase and sale agreement for such stations, without receiving any consideration therefore beyond that expressed in this Agreement. Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 5.2 that extend beyond twelve (12) months from the date of termination of Employee's employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a) of this Agreement.

            (e)    The twelve (12)) month time periods referred to in this Section 5.2 of this Agreement shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of Section 5.2 of this Agreement so that Employee shall be restricted from engaging in the conduct referred to in Section 5.2 of this Agreement for a full twelve (12) months.

            (f)    For purposes of this Section 5.2, Designated Market Area shall mean the designated market area ("DMA") as defined by The A.C. Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

        5.3.    Acknowledgment.    Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 5 and 6 of this Agreement) is a condition of Employee being employed by the Company, Employee having access to Confidential Information, being eligible to receive the items referred to in Section 3 of this

Agreement, Employee's advancement at the Company, and Employee being eligible to receive other special benefits from the Company; and further, that this Agreement is entered into, and is reasonably necessary, to protect the SBG Entities' investment in Employee's training and development, and to protect the goodwill, trade secrets, business practices, and other business interests of the SBG Entities.

    6.    Remedies.

        6.1.    Injunctive Relief.    The covenants and obligations contained in Section 5 of this Agreement relate to matters which are of a special, unique, and extraordinary character, and a violation of any of the terms of such Section 5 will cause irreparable injury to the SBG Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, SBG Entities will be entitled to an injunction, a restraining order, or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate) restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders. The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5 of this Agreement. The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

        6.2.    Cumulative Rights and Remedies.     Rights and remedies provided by Section 5 of this Agreement are cumulative and are in addition to any other rights and remedies any of the SBG Entities may have at law or equity.

    7.    Absence of Restrictions.    Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing employment with the Company in accordance with the terms and conditions of this Agreement.

    8.    Change in Control

        8.1.    Definition of Change in Control.

            (a)    The “Change in Control Date” shall be the date of the consummation of the transaction constituting a Change in Control, as defined in Section 8.1(b) of this Agreement.

            (b)    “Change in Control” means and includes each and all of the following occurrences:

                (i)    The stockholders of SBG approve a merger or consolidation of SBG with any other corporation, other than a merger or consolidation which would result in the voting securities of SBG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) fifty percent (50%) or more of the total voting power represented by the voting securities of such surviving entity, or its parent company, outstanding immediately after such merger or consolidation, or the stockholders of SBG approve a plan of complete liquidation of SBG or an agreement for the sale or disposition by SBG of all or substantially all of SBG's entities or assets; or

                (ii)    The acquisition by any Person as Beneficial Owner (as defined in Section 8.1 (d) of this Agreement), directly or indirectly, of securities of SBG immediately following which such Person beneficially owns securities of SBG representing more than fifty percent (50%) of the total voting power represented by SBG's then outstanding voting securities.

            (c)    Any other provision of this Section 8.1 notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of SBG:

                (i)    Any transaction, the sole purpose of which is to change the state of incorporation of SBG or STG; or
                (ii)    A transaction, the result of which is to sell all or substantially all of the assets of SBG or STG to another corporation (the "Surviving Corporation"); provided that the Surviving Corporation is owned or controlled, directly or indirectly, by those stockholders of SBG who owned or controlled fifty percent (50%) or more of the voting securities of SBG immediately preceding such transaction; and provided, further, that the Surviving Corporation expressly assumes this Agreement.

            (d)    For purposes of this Section 8.1, the term "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (e)    For purposes of this Section 8.1, the term "Person" has the meaning ascribed to such term in section 3(a)(9) of the Exchange Act and as used in sections 13(d) and 14(d) thereof, including a group as defined in section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

    9.    Miscellaneous.

        9.1.    Attorneys' Fees.    In any action, litigation, or proceeding (collectively, "Action") between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party's costs and expenses, including reasonable attorneys' fees.

        9.2.    Headings.    The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

        9.3.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

        If to Company to:    Sinclair Television Group, Inc.
                    10706 Beaver Dam Road
                    Cockeysville, Maryland 21030
                    Attn:    President and CEO

        With a copy to:    Sinclair Broadcast Group, Inc.
                    10706 Beaver Dam Road
                    Cockeysville, Maryland 21030
                    Attn:    General Counsel

If to Employee to:    Employee's address as listed from time to time, in the personnel records of the Company (or any affiliate thereof)

or to such other address as will be furnished in writing by any party. Any such notice or communication will be deemed to have been given as of the date so mailed.

        9.4.    Assignment.    The Company may not assign, transfer, or delegate its rights or obligations under this Agreement and any attempt to do so is void; provided, the Company may assign this Agreement to any subsidiary of the Company, any parent of the Company, or the acquirer of all or substantially all of the assets of the Company, and Employee hereby consents and agrees to be bound by any such assignment by the Company. Employee may not assign, transfer, or delegate Employee's rights or obligations under this Agreement and any attempt to do so is void. This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee. No other third parties, other than SBG Entities, shall have, or are intended to have, any rights under this Agreement.

        9.5.    Counterparts. This Agreement may be signed in one or more counterparts.

        9.6.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE.)

        9.7.    Severability.    If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly and enforced as reformed or modified in any proceeding brought to enforce such provision. Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

        9.8.    Entire Agreement.    This Agreement constitutes the entire agreement of Employee and the Company regarding Employee's employment by the Company. This Agreement amends, supersedes, and replaces all prior agreements and understandings, written or verbal, formal or informal, among the parties with respect to the employment of Employee by the Company, including the subject matter of this Agreement. This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought. Notwithstanding anything herein to the contrary, this Agreement is not intended to supersede, amend, replace or in any way effect any Restricted Stock Award Agreement between SBG and Employee, all of which agreements shall remain in full force and effect without modification thereto.

        9.9.    Interpretation.     This Agreement is being entered into among competent and experienced businesspersons (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

        9.10.    Continuing Obligations.    The provisions contained in the following Sections of this Agreement will continue and survive the termination of this Agreement: Sections 4.1, 4.2, 5, 6, 8 and 9.

        9.11.    Taxes.     The Company may withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld as determined by the Company in its discretion.

        9.12.    Waiver of Jury Trial. The Company and Employee do hereby jointly and severally waive their right to a trial by jury in any action or proceeding to which both are parties arising out of, or in any manner pertaining to, this Agreement. It is understood and agreed that this waiver constitutes a waiver of the right to trial by jury of all claims against all parties to such actions or proceedings. This waiver is knowingly, voluntarily, and willingly made by Employee and the Company, and each represents and warrants to the other that no representations of facts or opinion have been made by any person to induce this waiver or to in any way modify or nullify its effect. Still further, Employee and the Company each represents to the other that each has been represented by counsel selected by such party to review or prepare this Agreement or, if not represented, that such party has been advised, and has had the opportunity, to seek the advice of independent legal counsel to review this Agreement prior to signing this Agreement.

        9.13.    Exclusion from ERISA and Retirement and Fringe Benefit Computation. Employee and the Company do hereby jointly and severally acknowledge and agree that this Agreement shall not be regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3); provided, however, that if this Agreement is ever regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3), Employee and the Company acknowledge and agree that this Agreement shall be regarded as a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under 29 U.S.C. § 1051(2). Unless specifically provided otherwise pursuant to a separate plan or agreement, this Agreement (except for Section 3.1) shall not be taken into account as “wages,” “salary” or “compensation” in determining eligibility or benefits under (i) any pension, retirement, profit sharing or other qualified or nonqualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan, including, but not limited to, group life insurance and disability, or (iii) any form of extraordinary pay, including, but not limited to, bonuses, sick pay, and vacation pay.

        9.14.    Section 409A Compliance. Employee and the Company intend that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed in a manner that affects the Employee’s and the Company’s intent to be exempt from or comply with Section 409A. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor its respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Employee as a result of this Agreement. This Agreement may not be amended in any way that results in a violation of section 409A of the Internal Revenue Code or any regulatory or other guidance issued by the Internal Revenue Service thereunder. In particular, except to the extent permitted by regulatory or other guidance issued by the Internal Revenue Service under section 409A(a)(3) of the Internal Revenue Code, no amendment of this Agreement shall in any way (including a change in form of distribution) result in acceleration of the timing or amount of any payment (or any portion thereof) of “deferred compensation” that is due under this Agreement. An amendment that permits acceleration for any one or more of the reasons that constitute exceptions to the prohibition on acceleration of payments, pursuant to Treas. Regs. § 1.409A-3(j) (as presently written or as hereafter amended, finalized, replaced or supplemented), shall not be deemed to be in violation of this Section 9.14. Notwithstanding any provision of this Agreement to the contrary, if Employee is regarded as a “specified employee” within the meaning of section 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, he may not receive any payment(s) of “deferred compensation” upon any “separation from service” (as defined in Section 4.1(e)), unless such payment(s) are made on or after the date that is six (6) months after the date of such separation from service (or if earlier, the date of death of such specified employee). Instead, any such payments to which such specified employee would otherwise be entitled during the first six (6) months following such separation from service shall be accumulated and paid on the first day of the seventh (7th) month following the date of separation from service.

        9.15.    No Right to Employment. Nothing herein contained is intended to or shall be construed as conferring upon Employee any right to continue in the employ of the Company.

        9.16.    Enforcement. The location of any arbitration regarding this Agreement shall be Baltimore County, Maryland. The forum for any litigation involving this Agreement shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland. In the event that either party institutes an action to enforce or interpret any provision of this Agreement, the non-prevailing party shall pay to the prevailing party all costs and expenses (including a reasonable sum for attorneys’ fees and all expert witness fees) incurred by the prevailing party in connection with any such action as determined by the finder of fact in such proceeding.

        9.17.    Independent Legal Counsel. The undersigned understand and acknowledge that this Agreement was prepared by the Company. The undersigned understand that Employee and the Company may be adverse to each other regarding terms and conditions set forth in this Agreement. The undersigned acknowledge that counsel to the Company has not represented Employee in connection with the preparation of this Agreement nor provided Employee with any legal or other advice in connection with this Agreement and that Employee has been advised and urged to seek independent professional legal, tax, and financial advice in connection with deciding to enter into this Agreement.

        9.18.    Arbitration and Extension of Time. Except as specifically provided in Section 6 of this Agreement, any dispute or controversy arising out of or relating to this Agreement, as an individual or as part of a class, shall be determined and settled by arbitration in Baltimore County, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The expenses of the arbitration shall be borne by the non-prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence, and legal counsel, as determined by the arbitrator(s) in any such proceeding. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s). Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

        9.19    Payment to Beneficiaries and Beneficiary Designation.

            (a)    In the event of Employee’s death at a time when Employee is entitled to receive but has not yet received any cash payments pursuant to this Agreement, any such remaining payments shall be paid to Employee’s beneficiaries.

            (b)    Simultaneously with the execution of this Agreement, Employee shall designate one or more beneficiaries to receive the cash payments referred to in Section 9.19(a) of this Agreement. Such beneficiary designation shall be set forth in Exhibit C attached hereto and made a part hereof, and may be modified by Employee at any time, and from time to time, by execution of a new Exhibit C. Each designation of beneficiary will revoke all prior designations by Employee.

            (c)    If the primary beneficiaries named by Employee die before Employee, and there are no living contingent beneficiaries named by Employee, then the Company shall direct distribution of the cash payments payable pursuant to this Agreement to the legal representative of the estate of Employee.

        9.20     Payments to Minors. If any person to whom any cash payment is due under this Agreement is a minor, or is reasonably found by the Company to be incompetent by reason of physical or mental disability, the Company shall have the right to cause such payments becoming due to such person to be made to another for his benefit, without responsibility of the Company to see to the application of the payment of any such payments, and such payment will constitute a complete discharge of the liabilities of the Company with respect thereto.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.
                                                                                SINCLAIR TELEVISION GROUP, INC.                                A Maryland corporation

                    By: /s/ Chris Ripley
                    Name:    Chris Ripley
                    Title:    President and Chief Executive Officer

                    EMPLOYEE:

                    /s/ Rob Weisbord
                    Rob Weisbord

EXHIBIT A

Copy of SBG Executive Performance Formula and Incentive Plan (“EPFI”) attached

EXHIBIT B

Copy of Long Term Incentive Plan (“LTIP”) attached

EXHIBIT C

EMPLOYMENT AGREEMENT BETWEEN SINCLAIR TELEVISION GROUP, INC. AND THE UNDERSIGNED EMPLOYEE

DESIGNATION OF BENEFICIARY

By virtue of my right under the Agreement by and between Sinclair Television Group, Inc. and Rob Weisbord to designate the beneficiary(ies) of benefits payable under the Agreement, and subject to any future exercise of said right by me, I hereby direct that any and all such benefits shall be paid, in accordance with the terms of the Agreement, to the person(s) named below who are living at the time of my death, and, unless otherwise expressly indicated, in equal shares among them if more than one such person shall be living at the time of my death:

PRIMARY
BENEFICIARIES:
     Name    Relationship    Address

     Name    Relationship            Address

     Name    Relationship            Address

In the event that no primary beneficiary shall be living at the time of my death, I hereby direct that any remaining payment(s) shall be made to those person(s) named below who are living at the time of my death, and, unless otherwise expressly indicated, in equal shares among them if more than one such person shall be living at the time of my death:

    CONTINGENT
BENEFICIARIES:
     Name    Relationship            Address

     Name    Relationship            Address

     Name    Relationship            Address

In the further event that none of the persons named above, either as primary or contingent beneficiaries, shall be living at the time of my death, any remaining payment(s) shall be made to my estate pursuant to the Agreement.

NOTE: If so specified in the above designations, "person" includes a trust or corporation.

                            Rob Weisbord

    Witness    (Employee Signature)    Date

RECEIPT ACKNOWLEDGED:

By:
                        Date